SUB-ITEM 77C

A special meeting of the shareholders of Municipal Auction Rate Cumulative Preferred Shares ("ARPS") of MFS Investment Grade Municipal Trust (the "Trust") was held on August 31, 2012. Shareholders of ARPS represented in person or by proxy voted to amend the Trust's By-Laws to replace Standard & Poor's, a division of The McGraw-Hill Companies, Inc. with Fitch, Inc. as a rating agency for the Trust's ARPS and make other noted changes as follows:


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|       |Shares|% of Outstanding|
|       |Voted |     Shares     |
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|  For  |1,290 |     66.15%     |
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|Against|  99  |     5.08%      |
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|Abstain|  0   |     0.00%      |
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| Total |1,389 |     71.23%     |
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